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                                                                    EXHIBIT 99.1

[FEDERAL PAPER BOARD COMPANY, INC. LETTERHEAD]

FOR:  FEDERAL PAPER BOARD COMPANY, INC.

                                             CONTACT

                                             Quentin J. Kennedy
                                             Executive Vice President
                                             Federal Paper Board Company, Inc.
                                             (201) 391-1776

FOR IMMEDIATE RELEASE
Friday, March 8, 1996

MONTVALE, New Jersey (March 8, 1996) -- Federal Paper Board Company, Inc. (NYSE:
FBO) announced today that, subject to approval of the merger agreement (the "Merger Agreement") by shareholders of Federal Paper Board and to the satisfaction or waiver of the other conditions to closing, Federal Paper Board currently expects to consummate the merger (the "Merger") between Federal Paper Board and a wholly owned subsidiary of International Paper Company (NYSE: IP), on Tuesday, March 12, 1996, the date of the Special Meeting of Federal Paper Board shareholders called to consider a proposal to approve the Merger Agreement. Pursuant to the Merger, Federal Paper Board will become a wholly owned subsidiary of International Paper and each Federal Paper Board shareholder will be entitled, with respect to each share of Federal Paper Board common stock held by such holder, to elect to receive $55.00 in cash or International Paper common stock valued at approximately $55.00, or to indicate that such holder has no preference as to the form of consideration to be received in the Merger, subject to the limitations and allocation procedures set forth in the Merger Agreement. The shareholder election to receive cash or International Paper common stock will be subject to adjustment so that, in the aggregate, approximately 49 percent of the Federal Paper Board common stock will be exchanged for cash.

                  If the Merger is consummated on March 12, 1996, as expected, the election deadline for Federal Paper Board shareholders to elect the form of consideration they wish to receive in the Merger will be 5:00 p.m., New York City time, on Monday, March 11, 1996. In addition, the valuation period for determining the number of shares of common stock of International Paper constituting the stock consideration to be paid in the Merger would have begun on Thursday, February 8, 1996 and would have ended yesterday, March 7, 1996. Such stock consideration would be 1.454 shares of International Paper common stock per share of Federal Paper Board common stock.



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                  Shareholders of record of Federal Paper Board common stock at the close of business on February 7, 1996 will be entitled to vote at the Special Meeting. A Proxy Statement/Prospectus dated February 9, 1996 and a Form of Election to enable such record holders to elect the form of consideration to be received by such record holders in the Merger was previously mailed to such record holders.

                  Additional copies of the Form of Election and the Proxy Statement/Prospectus are available to any shareholder upon request to MacKenzie Partners, Inc., the Information Agent, at the following address: MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010; or call collect (212-929-5500) or toll-free (800-322-2885). The Form of Election and Proxy Statement/Prospectus will be delivered by overnight mail.

                  The Form of Election, together with all other required documents, must be returned to Chemical Mellon Shareholder Services, L.L.C., the Exchange Agent, prior to the election deadline (which is currently expected to be March 11, 1996). The Form of Election contains instructions for returning such documents by mail, by overnight delivery, by hand and by facsimile transmission.

                  Shareholders of Federal Paper Board who became holders of common stock following February 7, 1996 (the record date) are urged to call MacKenzie Partners to request a Form of Election and Proxy Statement/Prospectus as soon as possible.

                  Federal Paper Board stated that no assurances can be given that the shareholders of Federal Paper Board will approve the Merger Agreement or that all other conditions to consummation of the Merger will be satisfied or waived on or prior to March 12, 1996.



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